EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-14363; Form S-8 No. 333-19141; Form S-8 No. 333-24329; Form S-8 No. 333-35701; Form S-8 No. 333-81783; Form S-8 No. 333-92711; Form S-8 No. 333-48376; Form S-8 No. 333-09090; Form S-8 No. 333-09092; Form S-8 No. 333-11036; Form S-8 No. 333-68218; Form S-8 No. 333-101048; Form S-8 No. 333-100733; Form S-8 No. 333-100730; Form S-8 No. 333-100729 and Form S-3 No. 333-91449) of Dendrite International, Inc. of our report dated January 29, 2004, with respect to the consolidated financial statements and schedule of Dendrite International, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

MetroPark, New Jersey

March 9, 2004